Exhibit 10.4

ROYALTY REPURCHASE, WARRANT EXERCISE AND
NOTE SATISFACTION AGREEMENT

This Royalty Repurchase, Warrant Exercise and Note Satisfaction Agreement (this “Agreement”) is entered into as of September 30, 2026 (the “Closing Date”) and shall be effective on such date, by and between MineralRite Corporation, a Texas corporation (“RITE”), and Abstract Concepts 1618 LLC (“Abstract”). RITE and Abstract are each a “Party” and collectively the “Parties.”

RECITALS

WHEREAS, RITE has issued to Abstract a promissory note in the original principal amount of $106,724,942 (the “Note”) as consideration for RITE’s repurchase of 3,919,388 Series NMC Preferred shares;

WHEREAS, Abstract holds an option to repurchase from RITE the derivative, fixed, terminating production payment royalty originally transferred by Abstract to RITE pursuant to the Option to Repurchase Agreement effective October 6, 2025 (the “Abstract Royalty”);

WHEREAS, Commodity Capital Advisors LLC (“Commodity”), an entity managed by Abstract, holds the option to repurchase from RITE the derivative, fixed, terminating production payment royalty originally transferred by Abstract to RITE on behalf of Commodity pursuant to the Option to Repurchase Agreement effective October 7, 2025 (the “Commodity Royalty”), and Commodity, acting through Abstract as its manager, desires to exercise that option, with Abstract funding the repurchase on Commodity’s behalf as part of the transactions contemplated hereby;

WHEREAS, Abstract desires to exercise all 47,600 Series D warrants and all 6,900,000 Series NMC warrants held by Abstract, and, as manager of Commodity, to fund and effect on Commodity’s behalf the exercise of all 5,900 Series D warrants held by Commodity; and

WHEREAS, RITE agrees to accept application of the Note as payment of the foregoing royalty repurchase prices and warrant exercise prices, including the amounts payable by Commodity that Abstract is funding on Commodity’s behalf.

NOW, THEREFORE, the Parties agree as follows:

1. EXERCISE OF ABSTRACT ROYALTY OPTION

Abstract hereby exercises the option to repurchase the Abstract Royalty. The Parties agree that, through September 30, 2026, the Accreted Repurchase Price under the applicable option agreement is $1,641,254. Abstract directs RITE to apply $1,641,254 of the Note as payment. RITE accepts such application as payment in full and hereby transfers, assigns and reconveys the Abstract Royalty to Abstract free and clear of liens created by RITE. The option is fully exercised and terminated upon Closing.

2. EXERCISE OF COMMODITY ROYALTY OPTION

Commodity, acting through Abstract as its manager pursuant to the Authorization to Exercise Option to Repurchase and Consent executed contemporaneously herewith, exercises its option to repurchase the Commodity Royalty. The Accreted Repurchase Price through September 30, 2026 is $246,188. Abstract directs RITE to apply $246,188 of the Note on behalf of Commodity as payment in full. RITE accepts such application as full payment of Commodity’s repurchase price and hereby transfers, assigns and reconveys the Commodity Royalty to Commodity free and clear of liens created by RITE. The Commodity option is fully exercised and terminated upon Closing.

3. EXERCISE OF SERIES D WARRANTS

3.1 Abstract Series D Warrants. Abstract hereby irrevocably exercises all 47,600 Series D warrants held by Abstract at the contractual exercise price of $25.00 per warrant, for an aggregate exercise price of $1,190,000. Abstract directs RITE to apply $1,190,000 of the Note as payment in full. RITE accepts such payment and shall issue to Abstract the securities issuable upon exercise in accordance with the governing Series D warrant instruments. The exercised warrants shall be surrendered and cancelled at Closing.

3.2 Commodity Series D Warrants. Commodity, acting through Abstract as its manager, hereby irrevocably exercises all 5,900 Series D warrants held by Commodity at the contractual exercise price of $25.00 per warrant, for an aggregate exercise price of $147,500. Abstract directs RITE to apply $147,500 of the Note on behalf of Commodity as payment in full. RITE accepts such payment and shall issue to Commodity the securities issuable upon exercise in accordance with the governing Series D warrant instruments. The exercised warrants shall be surrendered and cancelled at Closing.

4. EXERCISE OF SERIES NMC WARRANTS

Abstract hereby irrevocably exercises all 6,900,000 Series NMC warrants held by Abstract at the contractual exercise price of $15.00 per warrant, for an aggregate exercise price of $103,500,000. Abstract directs RITE to apply $103,500,000 of the Note as payment in full. RITE accepts such payment and shall issue to Abstract the securities issuable upon exercise in accordance with the governing Series NMC warrant instruments. The exercised warrants shall be surrendered and cancelled at Closing.

5. APPLICATION AND COMPLETE SATISFACTION OF NOTE

APPLICATION OF NOTE PROCEEDS	AMOUNT
Abstract Royalty Repurchase:	$1,641,254
Commodity Royalty Repurchase (funded by Abstract on behalf of Commodity):	$246,188
Abstract Series D Warrant Exercise:	$1,190,000
Commodity Series D Warrant Exercise (funded by Abstract on behalf of Commodity):	$147,500
Series NMC Warrant Exercise:	$103,500,000
TOTAL APPLIED:	$106,724,942

The Parties acknowledge that the total applied equals the original principal amount of the Note. The Parties agree that the consideration exchanged under the integrated transaction constitutes full, complete and sufficient satisfaction of all amounts due under the Note. At Closing, the Note shall be deemed fully paid, satisfied, discharged, surrendered and cancelled with a zero balance.

6. SIMULTANEOUS CLOSING; BOOKS AND RECORDS

6.1 Integrated Closing; Closing Mechanics. The royalty transfers, warrant exercises, application of the Note, issuance of the securities underlying the warrants, and cancellation of the Note shall occur contemporaneously as one integrated Closing. RITE is authorized to issue all appropriate transfer-agent instructions and the Parties are authorized to record the transactions on their books and records. Each Party shall execute any customary exercise notice, stock power or other ministerial instrument reasonably necessary to evidence the transactions.

6.2 Corporate Authorizations; Effect of Processing Delay. RITE shall take all commercially reasonable and necessary corporate actions to cause the appropriate authorizations for the securities contemplated hereby to be filed and become effective. The issuance of any securities contemplated hereby shall be made when and to the extent such securities are duly authorized and available for issuance; provided, however, that any delay in the effectiveness of such authorization shall not delay, invalidate or otherwise affect the Closing or the effectiveness of the transactions contemplated by this Agreement.

7. AUTHORITY; ENTIRE AGREEMENT; GOVERNING LAW

Each Party represents that it has authority to execute and perform this Agreement. Abstract represents that it is the lawful holder of the 47,600 Series D warrants and 6,900,000 Series NMC warrants exercised by it herein and that it is authorized, as manager of Commodity, to act on Commodity’s behalf with respect to the Commodity Royalty option and the 5,900 Series D warrants held by Commodity. This Agreement constitutes the entire agreement between the Parties concerning its subject matter and may be amended only in writing signed by both Parties. Texas law governs. Exclusive venue shall lie in the state or federal courts located in Dallas County, Texas. Counterpart and electronic signatures are effective as originals.

MINERALRITE CORPORATION	ABSTRACT CONCEPTS 1618 LLC

By: /s/ James Burgauer	By: /s/ Lloyd B. Hendricks III
Name: James Burgauer	Name: Lloyd B. Hendricks III
Title: President / CEO / CFO	Title: Manager

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